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                                                                     EXHIBIT 5.1

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                 August 27, 2001



Capstead Mortgage Corporation
8401 N. Central Expressway
Suite 800
Dallas, Texas 75225

         Re:      Capstead Mortgage Corporation
                  Registration Statement on Form S-3

 Ladies and Gentlemen:

         We have acted as counsel for Capstead Mortgage Corporation, a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933 (the "Registration Statement") with respect to the sale by the Company from time to time of up to875,000 shares of Common Stock, par value $.01 per share (the "Common Shares"), and 1,000,000 shares of the $1.26 Cumulative Convertible Preferred Stock, Series B, par value $.10 per share (the "Preferred Shares" and together with the Common Shares collectively, the "Shares"), of the Company.

         In this capacity, we have examined the Registration Statement, the Prospectus, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization of the issuance of the Shares (the "Resolutions"), an Officer's Certificate of the Company dated the date hereof, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Officer's Certificate and have not independently verified the matters stated therein.

         Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the sale and delivery of the Shares in the manner contemplated by the Prospectus (together with any applicable Prospectus Supplement) and in accordance with the Resolutions, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

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Capstead Mortgage Corporation
August 27, 2001
Page 2

         To the extent that the opinion set forth herein is governed by the laws of the State of Maryland, we have relied solely on, and our opinion is subject to the limitations and assumptions set forth in, the opinion of Hogan & Hartson L.L.P., dated August 24, 2001 and addressed to the Company and upon which we are authorized to rely. We have made no independent examination of the laws of the State of Maryland.

         This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement and Prospectus which is a part thereof.

         This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.


                                           Sincerely yours,

                                           ANDREWS & KURTH L.L.P.



                                           By: /s/ David Barbour
                                               ---------------------------------
                                               David Barbour, Partner